Exhibit 99.01

Valero GP Holdings, LLC Reports Fourth Quarter 2006 Earnings and Announces Quarterly Distribution

SAN ANTONIO, January 29, 2007 – Valero GP Holdings, LLC (NYSE: VEH) today announced earnings of $10.3 million, or $0.24 per unit, for the fourth quarter of 2006. For the six months ended December 31, 2006, earnings were $20 million, or $0.47 per unit. Distributable cash flow available to unitholders for the fourth quarter of 2006 was $13.5 million, or $0.32 per unit, and $27.0 million, or $0.64 per unit, for the six months ended December 31, 2006.

With respect to the quarterly distribution to unitholders payable for the fourth quarter of 2006, Valero GP Holdings, LLC also announced that it has declared a distribution of $0.32 per unit, or $1.28 per unit on an annual basis, which will be paid on February 16, 2007, to holders of record as of February 7, 2007.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial results for the fourth quarter of 2006. Investors interested in listening to the presentation may call 800/622-7620, passcode 5994994. International callers may access the presentation by dialing 706/645-0327, passcode 5994994. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 5994994. A live broadcast of the conference call will also be available on the company’s website at www.valerogpholdings.com.

Valero GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in Valero L.P., one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit Valero GP Holdings, LLC’s web site at www.valerogpholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero GP Holdings, LLC’s filings with the Securities and Exchange Commission.

Valero GP Holdings, LLC
Consolidated Financial Information
December 31, 2006
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended December 31, 2006	Six Months Ended December 31, 2006
Statement of Income Data:
Equity in earnings of Valero L.P.	$10,842	$22,479
General and administrative expenses	(659)	(1,536)
Other income (expense), net	167	(119)
Interest expense, net	(10)	(16)
Interest expense - affiliated	—	(901)

Income before income tax (expense) benefit	10,340	19,907
Income tax (expense) benefit	(17)	113

Net income	$10,323	$20,020

Basic and diluted net income per unit	$0.24	$0.47

Equity in Earnings of Valero L.P.:
General partner interest (2%)	$674	$1,427
General partner incentive distribution	3,909	7,818
Direct charges to Valero GP Holdings, LLC (Note 1)	(223)	(575)

General partner's interest in earnings of Valero L.P.	4,360	8,670
Limited partner interest in earnings of Valero L.P.	7,203	15,251
Amortization of step-up in basis related to Valero L.P.'s assets and liabilities	(721)	(1,442)

Equity in earnings of Valero L.P.	$10,842	$22,479

Distributable Cash (Note 2):
Cash distributions from Valero L.P. associated with:
General partner interest (2%)	$955	$1,910
Incentive distribution rights	3,909	7,818
Limited partner interest-common units	9,347	18,697

Total cash distributions from Valero L.P.	14,211	28,425
Deduct expenses of Valero GP Holdings, LLC:
General and administrative expenses	(659)	(1,536)
Income tax (expense) benefit	(17)	113
Interest expense, net - non-affiliated	(10)	(16)

Distributable cash	$13,525	$26,986

Units outstanding	42,500,000	42,500,000
Distributable cash flow per unit	$0.32	$0.64

Cash distributions to be paid to the unitholders of Valero GP Holdings, LLC:
Distribution per unit (Note 3)	$0.32	$0.58

Distributions applicable to public unitholders	$13,600	$18,040
Distributions applicable to Valero Energy	—	9,160

Total distributions	$13,600	$27,200

Valero GP Holdings, LLC
Consolidated Financial Information
December 31, 2006
(unaudited, thousands of dollars, except per unit data)

Notes:

1.	We reimbursed Valero L.P. for these costs, and we were in turn reimbursed by Valero Energy. Generally accepted accounting principles require us to record this as an increase in our investment in Valero L.P. and for Valero L.P. to record the full expense and record the reimbursement as a capital contribution. Valero L.P. allocated 100% of these costs to us because we paid the amounts in full.

2.	Valero GP Holdings, LLC utilizes distributable cash as a financial measure which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities (in thousands):

	Three Months Ended December 31, 2006	Six Months Ended December 31, 2006
Net Income	$10,323	$20,020
Adjustments to derive Distributable Cash:
Equity in earnings of Valero L.P.	(10,842)	(22,479)
Quarterly distribution from Valero L.P.	14,211	28,425
Other (income) expense, net	(167)	119
Interest expense - affiliated (a)	—	901

Distributable cash	13,525	26,986
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution from Valero L.P.	(14,211)	(28,425)
Cash distribution of equity earnings received from Valero L.P.	10,842	22,479
Interest expense - affiliated (a)	—	(901)
Net effect of changes in operating accounts	790	1,011

Net cash provided by operating activities	$10,946	$21,150

(a) In connection with our initial public offering, Valero Energy made a capital contribution to us in the form of a note receivable, including affiliated interest expense. Therefore, affiliated interest expense is excluded from the calculation of distributable cash.

3.	The reported distribution per unit for the period between the closing of our initial public offering on July 19, 2006 and December 31, 2006 is prorated based upon the actual number of days we were public and distributions of $0.64 per unit. Additionally, for the period from July 1 — July 18, 2006 Valero Energy received 100% of our distributions, which totaled $2.7 million.